Exhibit (a)(5)(CC)

On March 27, 2025, Brad Jacobs, Chairman and CEO of QXO, Inc. (“QXO”), issued the following LinkedIn post. The LinkedIn post referred to Mr. Jacobs’s interview on the Bloomberg podcast Odd Lots on March 27, 2025, the transcript of which is reproduced below.

Brad Jacobs

Chairman and CEO, QXO, Inc.

1h

Tracy Alloway and Joe Weisenthal really beat me up about Beacon, building products, M&A, tariffs, the macro, and more on the Odd Lots Podcast. 🙂 🥊

Bloomberg
Odd Lots
FINE
GOLD

Why Brad Jacobs Is Spending $11 Billion on a Roofing Supply Business

https://spotify.com

Bloomberg Odd Lots Interview Transcript

March 27, 2025

Tracy Alloway:

Hello, and welcome to another episode of the Odd Lots Podcast. I’m Tracy Alloway.

Joe Weisenthal:

And I’m Joe Weisenthal.

Tracy Alloway:

Joe, do you think it’s fair to say it’s been kind of a quiet—

Joe Weisenthal:

Yeah.

Tracy Alloway:

—year for big deals? I think that’s fair.

Joe Weisenthal:

Oh, I thought you were like, “kind of a quiet year.”

Tracy Alloway:

Oh no.

Joe Weisenthal:

For big deals? Yes, actually. This has been, kind of, you know, one of the big thematic surprises of 2025. Obviously, when the new administration came in, it was like, “Deals…”. And, at least for now, I would say, largely, you know, macro stuff. We actually have not gotten a big deals wave, so far.

Tracy Alloway:

Right. The reason we haven’t had that many deals is because there’s been so much news, arguably. Right? There’s all this uncertainty in the broader market.

Joe Weisenthal:

Yeah.

Tracy Alloway:

So, people aren’t really sure what they want to do; if they want to risk it all. But that said, there is some stuff getting done.

Joe Weisenthal:

Yeah.

Tracy Alloway:

And in particular, there was recently a very, very big deal, a “blockbuster all-cash” deal, some have been saying. And it involves someone who’s been on the show before.

Joe Weisenthal:

A friend of the podcast.

Tracy Alloway:

That’s right. So, Brad Jacobs, his new company, QXO, bought Beacon Roofing for, I think it was $11 billion. Is that right? So, again, an all-cash deal for $11 billion in this market—kind of notable. We should talk about it.

Joe Weisenthal:

I love talking to Brad. We’ve talked to him a handful of times on the show. Often, we’ve talked about his philosophy of buying companies, turning them around, turning them into billion-dollar juggernauts. We’ve talked to him about logistics and supply chains, but now we can talk about something specific, and how he’s going to turn one specific company around. So, I’m excited.

Tracy Alloway:

Exactly. Okay, let’s get into the specifics. We have Brad Jacobs, billionaire founder of XPO, GXO, QXO, as I mentioned—basically all the XO companies—plus United Waste. Lots and lots— A serial entrepreneur, let’s just put it that way. Brad, thank you so much for coming back on Odd Lots.

Brad Jacobs:

Tracy, it’s great to be here.

Tracy Alloway:

Alright. So, congrats on the deal.

Brad Jacobs:

Thank you.

Tracy Alloway:

From what I understand, this has been in the works for quite a while. There was a lot of back and forth.

Brad Jacobs:

Yeah. So, before we even did Beacon, we were looking—as you know, because I was on the podcast—at 55 different industries and trying to pick the one that matches our skillset; that matches our playbook the best—the things that worked for us at all the companies that you mentioned before. And then we settled on building products distribution because we liked it a lot—the size, the growth, the fragmentation, the opportunity to apply technology. And then we zeroed in on Beacon, and we said Beacon is the one. That’s the girl I want to marry. And we said this, like, a perfect match for what we do.

And unfortunately, they didn’t want to sell. So, we had to do a little hostile, there, but we’re past that and now we have a friendly deal and we’re looking forward to closing it.

Joe Weisenthal:

Tell us about Beacon. What are the actual assets that they have that you’re acquiring?

Brad Jacobs:

So, Beacon’s a distributor. It’s a distributor of mostly roofing, but they also do waterproofing and other ancillary products—mostly roofing. What I like about that is everyone has a roof. The roof’s not going anywhere. They’re not going into the metaverse. They’re not going away to AI. All structures are going to need a roof. And there’s going to be more roofs needed next year and the following year and the following year, and ten years from now there’s more. So, there’s underlying growth.

Joe Weisenthal:

I love the simplicity. Everyone needs a roof. Like, yeah, I actually can’t argue with that. Alright. Keep going.

Brad Jacobs:

Not only does everyone need a roof, but everyone has to re-fix their roof every once in a while. So, roofs break. You know, in 15 or 20 years, you need a new roof. And you have hurricanes and storms. If your roof is leaking, it’s not a discretionary choice. You have to fix the roof. So, 80% of Beacon’s sales is non-discretionary. Someone needs to fix their roof. That’s what I like about the business. It’s a largely non-discretionary—

Joe Weisenthal:

What’s the footprint?

Brad Jacobs:

The footprint is North America. So, it’s 97% in the United States of America; 3% in Canada. Almost everything is manufactured and sold in the US, and the stuff that’s in Canada is manufactured, for the most part, and sold there. So, there’s not a tariff issue. It’s an interesting business. It’s a well-positioned business.

Tracy Alloway:

What do you plan to do with it, now that you have it?

Brad Jacobs:

How about I double the profit?

Joe Weisenthal:

How?

Brad Jacobs:

The same thing we did at Con-way, at XPO, where we doubled the profits in three years. The same thing we did with Norbert Dentressangle in Europe, which was a very well-managed, premiere company there. We doubled the profits, again in three years. We’re going to apply the same playbook. We’re going to start with communicating and talking to all the people.

We announced the deal on Thursday morning and at 11 o’clock we had an all-employee Zoom. And I had the privilege and the honor and just the wonderful experience of doing a Zoom with thousands and thousands of Beacon employees. It was less me lecturing and giving a speech, and more asking questions and starting to learn the business.

Tracy Alloway:

I’m really curious. This wasn’t officially a hostile takeover, although, as you mentioned, parts of it were “hostile-ish”. Let’s say “hostile-adjacent”. When you come into a company like that, that initially resisted your overtures—for “marriage”, as you put it—does that make it difficult to actually start to integrate this; start to change the business model? What is the relationship actually like with the workers?

Brad Jacobs:

Well, it does make it harder to start—for about 10 seconds. But after everyone realizes, “Okay, this is done. We’re buying. We’re married. We’re getting married. We’re engaged. We have to make this work.” That’s history. That’s the past. And the resistance is more on the senior levels. I’ve been doing Zooms since that Thursday all-employee Zoom. One of the reasons my— Well, the only reason my voice is hoarse is because I’ve been doing non-stop Zooms. I’ve been doing Zooms with 15 or 20 branch managers and salespeople and others at a time for an hour, two hours. Learning the business, reaching out, and really understanding two things, which are:

One, what’s going great in the company that we’d be crazy to change? Help us understand what the strengths of the company that are fantastic. This is a 97-year-old company. So, it’s a serious company. What are the good things about it that we’ve got to keep?

The second question is: What can we improve? What can we do better? What are your needs? What are the gaps? How can we help you? We try to keep it simple. In all these Zooms and town halls we’re having, we try to just ask those two questions.

And we sent out a survey to every employee at Beacon who has an email address, and we asked them those two questions. We asked them: What’s working really well? And, what’s your single best idea to improve the company? We’re going to read all those thousands of responses.

And we asked them another question. We asked them: Rate your job satisfaction on a scale of 1 to 10, with 10 being the most and 1 being the least. And we track that. So, that’s the baseline. We’re going to keep surveying the employees and figure out: Are we doing our job in terms of making people happy? Are we doing our job of making people want to come into work every day and really loving being part of this organization? And if we take care of that—if we get the morale up, if we get the engagement up—usually everything else falls in place.

Joe Weisenthal:

Whether it was your initial due diligence sort of discovering Beacon or in your Zooms post-acquiring Beacon, what are the weaknesses that you believe you can fix?

Brad Jacobs:

So, I don’t like the word weakness—opportunities.

Joe Weisenthal:

Okay, what are the opportunities?

Brad Jacobs:

Thank you. It’s a subtle reframing, but it’s an important one because you don’t want to go into a company and demoralize people and say what’s wrong with them. You want to talk about: Where we can do better? What’s working okay?

Joe Weisenthal:

Where can Beacon do better under your management?

Brad Jacobs:

The honest answer is: I have a lot of hypotheses. I have a lot of ideas—things that have worked in the other companies that we’ve run and did so well. But I don’t totally know yet—

Joe Weisenthal:

Yeah, but such as? Give us—

Brad Jacobs:

Okay, I’m going to. But I will know in a month from now. And the reason I’m going to know a month from now, is I’m going to get the input from thousands of thousands of Beacon employees who are in the game every day and have been running it. So, I was on a Zoom with branch managers yesterday from the Northeast, where I grew up. Some of those branch managers have been there for 30 years, 35 years. They’re very long in the tooth in this business. They get it. They’ve been through all the trials and tribulations. They’ve run the business in good times and bad times, etc. I’m learning from them. So, we’re going to modify it.

But let me answer your question. So, when we go into a company— So, how did we double the profits at Con-way? How did we double the profits at Norbert? It starts with the people. It starts with creating an atmosphere, a culture, a vibe in the organization, where people genuinely, sincerely feel they’re valued, they’re respected, they’re part of it. They’re an important part of it. And they’re an essential part of it. And that there’s feedback loops, that we know— There’s two-way communication between us and every part of the organization. So, we’re a very highly self-aware organization. That’s very critical. That’s really the first step.

The second step is figuring out— Okay, so Beacon, for example, has a little over 8,000 employees. Who wants to stay? So, we’ll get all this input from everybody, from all the town halls and the Zooms and the surveys, and then we’ll give a first iteration of what we heard and what we think we should do to double the profits of the company. And then we’ll get more feedback and we’ll get more iteration on that. And then we’ll have a final, final plan. And that will be the plan.

Then we ask everybody, “Are you on board? Do you like the plan? Is this something you have your heart into? Is this something you want to spend your next many years of your life doing? Is this something that gets you inspired and motivated and uplifted and engaged? If so, come out to the pool! Join the party!” And if it’s something like, “You know, I don’t want to be part of a high-performance culture. I don’t want to move that fast.” Well then, you know—

Joe Weisenthal:

It sounds like you have an intuition that the business could run as well as it is without as many employees as it has.

Brad Jacobs:

Well, I don’t know that yet.

Joe Weisenthal:

It sounds like that’s sort of what’s implied. Let’s see who wants to leave; let’s see who really wants to stay.

Brad Jacobs:

Not really. Not really. No, no, no—I want to be clear about this. It’s a mistake for me if I would go into a company that I bought with final conclusions before I have the information. And most of the time, you can pare back the headcount, mostly in the mid and upper, not in the field. The field is understaffed, because companies do these RIFs, they do these reductions in force—which, basically, is HR speak for firing people. And they bear the brunt of the cutbacks. And sometimes you have to actually add people. You don’t have enough salespeople. You don’t have enough drivers. You don’t have enough of basic functions.

But we’re not a private equity firm that goes in and just slashes and burns to try to get short-term profit improvement. Because that doesn’t work. That’s not sustainable, long-term. There will be places where we need to add. There will be places where we need to subtract. And we will look— We will do a zero-based, blank-slate analysis of every single position, every single person, every single function and say, “Is this the headcount that we must have?” Like, we need safety people. Like, you can’t cut back safety people. Is this—? We need a branch manager, because they have 600 branches, almost, so they need 600 branch managers. You can’t reduce branch managers.

Or, is this something that’s a nice-to-have? Something that, you know, if we have some big, extra profits, maybe we can have this. And then third category is, like, we really don’t need this. Somehow, it got into the organization, but it really doesn’t belong there. And then we’ll modify the organization structure. Now, I don’t know—I really don’t know—whether that will be a radical restructuring or a minor restructuring—almost nothing. I don’t know yet. We’ve got to get into it. We’ve been outside-in until last Thursday. But we’ll find out.

So, the answer to your earlier question: People is the first thing. We figure out what is the plan, who wants to be part of this. Then we figure out, okay, what are the levers? What are the steps? What are the things we’ve got to do in order to double the profits? And then who’s going to be in charge of what? And then we take the compensation programs, and we align the incentives to achieving those metrics. So, very objective, very concrete things. So that, once we know the plan and we know the levers, we can attach owners to different levers and pay them if they succeed. It’s the most satisfying thing to be paying huge bonuses, because the only way you’re paying those huge bonuses is if you’re succeeding. So, that’s what we’re trying to do. We’re trying to win. So, the first step is all this people stuff, all the people stuff.

The second step is the actual blood and guts of the business. So, we’re a distributor. Beacon is in the middle between a manufacturer, who makes shingles and other building products, and, on the other side, the general contractors and the homebuilders who buy these things. So, when you just step back and look at the business model, it’s a pretty simple supply chain. So, what do you have to do? You have to figure a way that you can optimize your procurement. You have to go to your vendors and say— You can’t just go to your vendors and say, “Hey, give me x% discount.” They’re going to say, “Well, why? Why should I give you that discount?” So, you have to really understand what would they value? What would the OEMs, the original equipment manufacturers, what would they appreciate and what would help them save money, so you earn a lower price; you get a bigger rebate.

For instance, at United Rentals. When I bought United Rentals and we started buying hundreds of companies, we went to the manufacturers of the skid steers and the generators and the light towers and so forth, and we said, “What do we got to do to get big discounts on the price? Because we really want— You know, we’re bigger. How can we get a bigger discount?” And they said, “Well, one thing you could do is you could consolidate your vendor base, so that you have bigger orders with us. And the other thing you could do is give us more advance notice, so we can plan more.” Because that would save them cost. So, we said, “Good. That’s a great partnership.” We reduced all those vendors.

So, for instance, in aerial lifts—booms and scissors—we reduced it down to two: Genie and JLG. I think they’re still the only two main vendors for aerial lifts at United Rentals, 20-something years later. So, we got big discounts and the manufacturers liked doing that. So, we’re going to have to do a similar, similar process with the manufacturers here.

And then you have, on the other end of the equation, selling. So, we’re selling all those to customers. Are we pricing them right? Are we pricing it methodically, scientifically? Are we using algorithms? Are we using technology to figure out elasticity? Figuring out, if we raise pricing, this is how much business we’ll lose, but this is what it will do to profit. If we lower pricing, this is how much we’ll increase volume, and this what it’ll do to profit, and so forth. And the third category of stuff to do, Joe, is everything in the middle. Making sure our cost structure is appropriate—not too lean but not excessive.

Tracy Alloway:

So, you know, I mentioned in the intro that it’s been relatively quiet for M&A and deals, so far, this year. I think volumes are actually up slightly, but certainly we have not seen the deal boom that a lot of people were expecting with the new administration. When you announced your deal, you said you already have antitrust clearance from both the US and Canada. I’m curious, what’s the general vibe from this administration when it comes to dealmaking versus previous administrations? I know you have a very, very long history of doing deals, and you’ve seen lots of different administrations come and go. What was it like this time around?

Brad Jacobs:

My teams and I have done over 500 acquisitions. We’ve never had one blocked. We’ve had a deal here or there where the regulators say, “Why don’t you, you know, promise not to raise pricing on this category of customer?” Or, “Can you divest this little part of the business?” But generally speaking, we haven’t had a problem with that. Here, it was very easy to get antitrust clearance—and, by the way, it was with the previous administration—because we don’t have any existing distributors. So, it’s not like we had a roofing distributor and we’re buying a roofing distributor, and now we’re going to get twice the market share in the market. We’re entering it for the first time, so there really weren’t any antitrust considerations.

Joe Weisenthal:

What is it about the nature of roofing supplies such that they’re still domestically made? It seems pretty good that you’re entering a business in which tariff risk isn’t gonna be much of a risk factor for the business. Why are roofing supplies still, in 2025, more or less built where they’re used?

Brad Jacobs:

You know, it’s just the way it worked out. It worked out, over time, that American manufacturers figured out a way—even though we have higher labor costs than overseas countries—to produce shingles that the American consumer wanted, which is a little bit different. You go country to country in Europe, even, they have different specs for the shingles. If you go into Asia, they have different specs, because there’s different environments; there’s different climates; there’s different cultural; there’s different appearances; there’s different colors and textures and so forth. And American manufacturers did a real good job at that.

Now, maybe that’s a good model. Maybe that’s a good model for other manufacturing that went overseas over the last few decades. Maybe those manufacturers need to up their game and figure out: What is it that’s our specialty? What’s our strength? What is that, even with higher labor costs here in the United States, we can please the customer more? And the other advantage of American manufacturers selling in America is you don’t have all this transportation cost. It costs a lot of money to move goods thousands and thousands of miles. And you also have shorter lead times, because you’re right here.

So, I actually am bullish about American manufacturing. I think American manufacturing—fast forward five years from now, ten years from now—I think it’s going to be a lot more here, on-shore.

Tracy Alloway:

Your initial takeover target, though, was a company called Rexel, which I think is a French electric equipment supplier. Is that right?

Brad Jacobs:

Yeah, that’s right.

Tracy Alloway:

Okay. And they said no. They rejected you. And you moved on pretty quickly. Why did you change your minds on that one? Is it the case that, like, French companies are harder to buy than American ones? Or are you worried, perhaps, about how tariffs would impact that business versus something like roofing?

Brad Jacobs:

Well, we never confirmed that we were talking to that company publicly.

Tracy Alloway:

Oh, oops.

Brad Jacobs:

Somehow, some reporter got that.

Joe Weisenthal:

Darned reporting and actual journalism.

Brad Jacobs:

These darn reporters, I tell ya. But, when we were reportedly looking at that French-based company, which has a lot— Its biggest country is the United States, actually. When we were looking at that— When we were reportedly looking at that, this was still in the previous administration. Tariffs wasn’t really in the air. So, it really wasn’t about tariffs. It wasn’t that some other company was not good, because the company you mentioned is actually a real good company and has great prospects. But Beacon was perfect for us. I mean, Beacon is absolutely perfect for our particular skillset. The kind of things we do to increase the profits of a company, this applies to Beacon, which is why I did—which is something I’ve only done once before in my life, out of more than 500 acquisitions—which is, I did an unsolicited takeover and proposed an alternative slate. And we did a proxy solicitation. Because it was such a good match. It was a match made in heaven that we should just not run away from.

Tracy Alloway:

Speaking of this, so, you raised your offer, right, after the initial rejection. And right now, I am looking at a chart of shares of a company called James Hardy. It’s an Australian company. They just announced that they were buying something, and their stock has tanked because people are worried that they overpaid for a US asset in the current environment. Do you worry at all that you’ve overpaid after adding on, you know, a pretty decent premium?

Brad Jacobs:

Well, I’m not in the weeds of that deal, because that’s a manufacturer, so I don’t follow it as closely. But from what I’ve read, it looks like they paid something like 19 times EBITDA. And we paid 10.5 times EBITDA. So, you know, if you pay very high multiples for companies, that affects shareholder value. Now, I’m not condemning that deal, because I’m not knowledgeable enough to condemn it, but generally speaking, the price you pay matters. It matters a lot, because the ROIC—return on invested capital—for acquisitions, the IC is the purchase price. And if you have a high purchase price, that lowers the ROIC. Your stock price is a function of your return on capital. Investors give you money—debt and equity—and now you’ve got to get a return on that. And if you overpay for acquisitions—and I’m not saying they did because I don’t know enough about it—but if you’re perceived to be overpaying, then, you know, your stock’s gonna go down.

Tracy Alloway:

But you’re comfortable with the 40% premium that you paid.

Brad Jacobs:

I love the price we paid. The price we paid is a fair price. It’s not a terribly low price, but it’s certainly not a high price. I mean, this is a price that, when you’re paying 10.5 times EBITDA, and that’s before you double EBITDA, you’re paying, like, you know, mid-single-digits EBITDA for a nice business that’s growing, that’s got long-term growth to it, that 80% of it is non-discretionary, that’s tariff-immune and is the main reason why, out of the 55 different industries we looked at, we picked building products distribution, which is: This is an industry that’s got growth to it, because there’s a shortage of something like 4 million homes in the United States. That’s a big shortage. And it’s one of the few things that both Democrats and Republicans completely agree on: That we need to solve this housing crisis; this housing shortage has to be solved.

So, there’s going to be more construction. It’ll be cyclical, but over the long-term arc, there’s going to be more and more building. And then they’re old. They’re old. There’s 40 million homes that are over 40 years old. By the way, they’re all going to need to change their roofs. So, they’re all what’s called “prospective customers” for this business. So, it’s exposed to growth just for showing up and being in the game. And that’s a good thing, because you can do a thousand things right, but if the underlying trend is in your face, it’s coming the wrong way, that’s tough.

Tracy Alloway:

Joe, as proof of concept of Brad’s business plan, I took delivery yesterday, my husband and I, of a bunch of roof shingles.

Joe Weisenthal:

Always love a Tracy house update. What’s up?

Tracy Alloway:

There we go. Because our insurance company says we have to replace the roof on our barn.

Joe Weisenthal:

There you go.

Tracy Alloway:

So, literally, we have to have roofs and we have to do what the insurance company says.

Joe Weisenthal:

You’re welcome, Brad. You’ve made your career sort of doing deals like this one after another, sequentially. And unfortunately, time is linear and scarce and we only live once. If you could clone yourself and there were 100 Brad Jacobses, are there a lot more deals like this sitting out there, that the only reason you’re not doing them is because, unfortunately, we only have so much time? And the reason I partly ask this is because there are a lot of people in recent years, ex-MBAs, people who have told this story that there’s tons of business out there that aren’t being run at their maximal operational performance. Some at the very small level—go buy a pool-cleaning company and then roll it up into 10 and then you can make it better and make a bunch of money. Or an HVAC company, whatever. How much opportunity is there if time, for you, weren’t a scarce asset?

Brad Jacobs:

First of all, that’s a scary thought, 100 Brad Jacobses. The answer to your question is yes and no. Yes, there are tons of opportunities of going into companies and significantly improving the profitability of them. But no in the sense that there’s not a lot of people who can do that. I’m not the only guy who can do that. Ed Breen can do this. Larry Culp can do this. Dave Cote can do this. There’s a bunch of executives who have come out of academy-trained organizations—

Joe Weisenthal:

I guess if there were 100 Brad Jacobses, they’d all be competing against each other, and that would drive up the price of Beacon Roofing even further.

Brad Jacobs:

We’ll stick with one.

Tracy Alloway:

Well, are you done on the dealmaking front? Or is this going to keep you busy for a while?

Brad Jacobs:

No, I’m just starting. Tracy, this is the first one. We’re going to build a $50 billion company over the next five or six years.

Tracy Alloway:

How quickly, though? Are you looking already?

Brad Jacobs:

Absolutely. I have a deal team. We’re looking and we’re talking. We haven’t even acquired Beacon yet, but even as we’re about to acquire Beacon and we’re focusing on the integration and the optimization, we’re still looking at other deals. We have tons of capacity to do that. I don’t like to do, like, five deals at a time—five big deals. But I actually like doing a couple deals at a time, because then you do one reorganization, and then you pause for a year, a year and a half, while you’re integrating and optimization. You don’t have to, like, start and stop. So, I kind of like doing taht.

But when you look at M&A, M&A’s going to be a big driver for our growth here. That’s in our DNA. So, $10 billion with Beacon gets us one fifth of where we’re going to be. So, it’s a good start, but it’s really just a start.

The acquisitions that Beacon has been doing are these relatively smaller ones. You know, they do like a dozen, 15 a year. I met with the head of M&A—nice guy. I asked him, I challenged him, I said, “What’s holding you back from doing two or three times that?” He said, “Really, nothing. It just hasn’t been our goal. I just need a couple more people, you know, and we can get going. We have the backlog. We have the relationships. We have the network. We have the know-how.” So, I said, “Well, I think we’re going to do that.” We need to get more input and get more feedback before we just impulsively say, you know, “Triple the amount of acquisitions you’re doing.” But I think that’s pretty likely that we’re going to come out saying, “Let’s do more.” Let’s increase the pace of these smaller, tuck-in acquisitions, because the multiples are very reasonable on those smaller ones and the synergies are really great.

Then you have—not a lot, you have a couple handfuls of medium-sized ones. Ones that are, like, $50 million of EBITDA or $250 million of EBITDA or something in between. I want to take a real, hard look at those. If we can go get those at reasonable prices, then they absolutely belong as part of us. We want to do that.

But then we’ll look at M&A in other verticals that are, for the most part, related but not roofing, but something that’s in the same part of the cycle, of the building cycle. And we’ll do acquisitions there. So, we’re going to do a lot of M&A.

We’re also going to do greenfields. When you Google me, you come across a lot of stuff about the M&A. Like, all these stories about all these 500 deals and this deal and that deal, and $11 billion and $7 billion and $3 billion, but we really made the money on the greenfields. We made the money two things. We made the money on improving the profits of the companies we bought by sticking to the playbook and doing greenfields. Greenfields—by that I mean cold starts. Instead of buying someone, just renting or leasing or buying some space and a buiding and hiring some people and—

Joe Weisenthal:

And it’s yours from day one.

Brad Jacobs:

It’s yours from day one. And you don’t have— So, go back to the ROIC, Joe. The IC is a lot lower. The invested capital in a start-up is much, much lower than paying 10 times EBITDA to buy somebody. So, we’re gonna do those, too. So, we will have M&A in our gameplan, but we’re also going to have these greenfields. If you look at United Rentals, for example. At United Rentals, we did 200-some-odd acquisitions. We did 200-some-odd greenfields. I got a ton of press for the M&A. I don’t think I got one article about the greenfields, and we made a lot more money on the greenfields.

Joe Weisenthal:

Can you give us—whether we’re talking about deals—a little lay of the land about market share? Like, how big is this space and how much market share does Beacon have? And how fragmented is it? And so forth.

Brad Jacobs:

It depends on how you categorize, how you count it. But generally speaking, somewhere between $50 and 75 billion. So, it’s not huge. It’s not, like, a $500 billion TAM or a trillion-dollar TAM, but it’s not insignificant, either.

Joe Weisenthal:

You’re talking revenue?

Brad Jacobs:

That’s revenue.

Joe Weisenthal:

Okay.

Brad Jacobs:

And then you have— Beacon has $10 billion of that. So, it has somewhere between 15-20%, in that kind of range. There’s two other, actually very good, companies. There’s one called ABC, which is run by this— Well, it’s chaired by this amazing woman called Diane Hendricks, who I had the pleasure to meet briefly—she probably doesn’t remember me—at an event in Palm Beach that Byron Trott was having a couple years ago. And this is a woman who’s built up an amazing company. When you go to the trade shows—and I’ve gone to a few of the trade shows—they’ve got the hottest booth. There’s a lot of activity. There’s a lot of energy there. It’s very dynamic. It’s very self-confident. It looks like a real good company from the outside.

And then there’s another company that a very iconic entrepreneur—similar to me, in a lot of different ways—called Dan Tinker built up. It’s called SRS. And they got backing from Leonard Green and from Berkshire Partners. They built up a real nice company and sold it for $15-20 billion to Home Depot. So, now it’s part of Home Depot. But that was also a spectacular story. I mean, a real American success story, where they had 20% organic revenue growth between 2010 and 2023. I’ve studied a lot of industries. I’ve been in a lot of industries. I’ve not seen a lot of industries where a company can have 20% organic revenue growth. That is very impressive. Between price, volume and greenfields—not through acquisitions. Organically. Organic revenue growth. Very, very impressive. Which is why he got this great multiple when he sold it to Home Depot.

Joe Weisenthal:

America is amazing.

Brad Jacobs:

Those two companies and Beacon together have more than half of the industry. But then there’s these other companies—these independents, these smaller companies that are smaller, but really strong, feisty companies.

Tracy Alloway:

So, people have to have roofs over their heads, as we discussed. It’s not a discretionary item for most people. But at the same time, I imagine if the economy slows down, if interest rates are high, then maybe construction starts to slow and you see fewer sales of roofing shingles, or whatever. Give us your general read on economic activity right now. What are you seeing from your perspective as Chairman and CEO of QXO, your first acquisition? But also taking into account all of your other many, many logistics businesses.

Brad Jacobs:

Two parts to your question there. The first part is what happens to the distribution of roofing supplies—and waterproofing supplies, too, because that’s a very fast-growing part of this business—in a recession or an economic slowdown. For 80% of what Beacon does, it’s non-discretionary. If you have a leaky roof, you’re gonna fix it whether the economy is good or bad. That’s not the point. The point is you’ve got rain coming down into your living room, you have buckets that are getting it. You’re gonna change your roof. You just are.

But 20% of the business with new construction and it’s not— It is discretionary, something that’s not just regular old maintenance. And there, that would be affected by economic slowdown. But the vast majority of the roofing business is non-discretionary and it’s much less sensitive to the economic cycles than other businesses I’ve been in.

Now, to the 20% that’s more directly affected by the economy, I don’t know. We’re in a situation in the economy right now where I can’t point to any other history where this has happened before. So, I don’t have a good muscle memory to say, “This is what’s happened the last five times we were in this situation, and therefore that’s likely what will happen here.” We’ve never had the type of economic policy and the trade policy that we’ve got going on right now. So, we’re on new territory. And I think it’s evolving, the policy, and it’s changing. And then you have reactions from the counterparties, from the other countries. So, I don’t know how it’s going to play out. I don’t know. I don’t anyone who knows how it’s going to play out. That’s what’s very interesting about it. It’s very fun times to be living in, right now.

Tracy Alloway:

Okay, this is a question we like to ask people who are actually doing stuff—so, dealmakers and people like that. What was the hardest part of this acquisition? So, I know it’s still early days, but just in terms of the process so far, what did you find most challenging?

Brad Jacobs:

So, up until now, because we don’t close the deal until the end of April. Up until now, when we’ve been negotiating to do the deal, they didn’t want to sell. I mean, we just got the hand. We just couldn’t get a conversation; couldn’t get a meeting. I never met the CEO until last week. We just couldn’t get a meeting, and they just were reluctant to sell. So, that was— It’s kind of tough to buy a company when you don’t have someone on the other side who wants to meet with you and wants to sell. They were proud of their company. They had high a value expectation and they wanted to continue executing on their plan that they had confidence in. So, that was tough. It was tough to overcome that.

I felt that the right thing to do was to make them an offer and just stick to that price no matter what happened. Now, as it turned out, Tracy, between when we made them the offer—which I think was in November—and as the months progressed during the offering process, the market got worse. The economy got worse. Building products got worse. The stocks got worse. And we had people advising us saying, “You know, you ought to just withdraw your offer, let their stock go down $20 or $30, or whatever it would have gone down, and come back with a much lower price.”

And I really struggled with that, because that’s just now how we roll. And yes, we would have saved some money, but it would have been— I don’t know, we had ethical challenges with that. It’s just not— It would have hurt our reputation. We just didn’t do it. We liked the price of $124.35. It makes sense. We’re going to be able to double the profits over time, so it works. We’re buying at a reasonable price, but it was a challenge to figure out, do we play tough guy like a private equity guy would have done and re-trade the price? Or do we just do the right thing and stick to the price? So, we stuck to the price.

Joe Weisenthal:

In your life experience, does everyone have a price?

Brad Jacobs:

Well, what do you mean by that?

Joe Weisenthal:

You know, people are like, “This is my family business. I would never sell it.”

Brad Jacobs:

Oh, I see.

Joe Weisenthal:

Or, “I would never leave this job. I would never leave Bloomberg.” Whatever. Does everyone have a price?

Brad Jacobs:

No. Some people are just—

Joe Weisenthal:

Some people have principles.

Brad Jacobs:

It’s not just principles. Some people are in love with what they’re doing in life, whether it’s in the arts or whether it’s in academia or whether it’s in business. They just really love what they’re doing. It’s not a question of money. I mean, the people I know in life who are non-money people, who are just not into money, they’re the people I respect the most, actually. This weekend, I sponsored the Black Music Symposium at Bennington College, where I went to school 50 years ago. And it was really exciting. And one of the musicians, who is a really good musician, called me out. I said, “Look, I think I’m still a musician, even though I’m not doing music. I’m doing business. Because I’m still improvising. I’m still putting teams together. I’ve got harmony going on. I’ve got a beginning, a middle, and an end, but not much in between those things.” And he just said, “That’s a bunch of a crap, you know. You’re not a musician. You’re not a musician.”

Joe Weisenthal:

You’re not.

Tracy Alloway:

Alright, Brad Jacobs. Thank you so much for coming back on Odd Lots and walking us through the latest deal. Congratulations.

Brad Jacobs:

Really a pleasure. You know, this is the only podcast I’m doing in the immediate aftermath.

Tracy Alloway:

Cool. Thank you.

Joe Weisenthal:

Thank you. We’re cutting this clip. We’re cutting this clip and running it. Thank you so much, Brad.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that QXO’s proposed acquisition of Beacon Roofing Supply, Inc. (“Beacon”) may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon will tender their shares in the outstanding tender offer by QXO and Queen MergerCo, Inc. (the “Purchaser”) to acquire the outstanding shares of Beacon’s common stock; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement by and among QXO, the Purchaser and Beacon, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and the Purchaser filed a Tender Offer Statement on Schedule TO with the SEC on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. The parties expect to file amendments to these tender offer materials to reflect the provisions of the merger agreement. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.